Exhibit (e)(7)

December 16, 2010

Rovi Corporation

2830 De La Cruz Boulevard

Santa Clara, CA 95050

Ladies and Gentlemen:

In order to facilitate the consideration and negotiation of a possible negotiated transaction involving Rovi Corporation (the “Prospective Acquiror”) and Sonic Solutions (the “Company”), the Prospective Acquiror and the Company, intending to be legally bound, agree as follows:

1. Standstill Provisions. The Prospective Acquiror shall ensure that, during the one year period commencing on the date of this letter agreement (the “Standstill Period”), neither the Prospective Acquiror nor any of its subsidiaries will, in any manner, directly or indirectly:

(a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the Company or any securities of any subsidiary or other affiliate of the Company, (ii) any acquisition of any assets of the Company or any assets of any subsidiary or other affiliate of the Company, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, reorganization, restructuring, liquidation or dissolution involving the Company or any subsidiary or other affiliate of the Company, or involving any securities or assets of the Company or any securities or assets of any subsidiary or other affiliate of the Company, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of the Company;

(b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the Company;

(c) take any action that would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence; or

(d) agree or offer to take, or publicly propose the taking of, any action referred to in clause “(a)”, “(b)” or “(c)” of this sentence.

Nothing in this Section 1 shall (x) prohibit the Prospective Acquiror from making at any time during the Standstill Period, confidential proposals to the Company’s management or board of directors relating to any of the matters set forth in clause “(a)” of this Section 1; provided that from and after receipt of written notice from the Company that it is terminating all negotiations regarding a possible transaction with Prospective Acquiror, this clause (x) shall no longer be effective; or (y) restrict any investment in any securities of the Company by or on behalf of any independently managed brokerage or investment account, pension plan, employee benefit plan or similar trust, in each case so long as such investment is not made at the direction of, or otherwise based on discussions by or with, the Prospective Acquiror or any entity controlling, controlled by

Rovi Corporation

or under common control with the Prospective Acquiror, or based on discussions by or with any financial advisor to the Prospective Acquiror regarding the Company. Notwithstanding anything to the contrary contained in this letter agreement, if, at any time during the Standstill Period, (i) any Person (other than the Prospective Acquirer) or group of Persons (A) commences, or announces an intention to commence, a tender or exchange offer for at least 15% of any class of the Company’s securities, (B) commences, or announces an intention to commence, a proxy contest or a solicitation of consents with respect to the election of any director or directors of the Company, (C) acquires beneficial ownership of at least 15% of any class of the Company’s securities, or (D) enters into, or announces an intention to enter into, an agreement with the Company contemplating the acquisition (by way of merger, tender offer or otherwise) of at least 15% of any class of the Company’s securities or all or a substantial portion of the assets of the Company or any of the Company’s subsidiaries, or (ii) the Company releases any Person from restrictions similar to those set forth in this Section 1, then (in any of such cases) the restrictions set forth in this Section 1 shall immediately terminate and cease to be of any further force or effect.

2. No Obligation to Pursue Transaction. Neither this letter agreement nor any action taken in connection with this letter agreement will give rise to any obligation on the part of the Prospective Acquirer or the Company (a) to continue any discussions or negotiations with the other party or (b) to pursue or enter into any transaction or relationship of any nature with the other party.

3. Applicable Law; Jurisdiction and Venue. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of California (without giving effect to principles of conflicts of laws). Each party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of California for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (b) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in the State of California; and (c) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this letter agreement that is brought in any state or federal court located in the State of California has been brought in an inconvenient forum.

4.	Miscellaneous.

(a) The term “Person,” as used in this letter agreement, shall include any individual, corporation, partnership, entity, group, tribunal or governmental authority.

(b) The bold-faced captions appearing in this letter agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this letter agreement.

Rovi Corporation

(c) The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement.

(d) This letter agreement may not be amended except by means of a written document duly executed on behalf of the Prospective Acquiror and the Company.

(e) This letter agreement shall terminate on the expiration of the Standstill Period.

[Signature Page Follows]

Rovi Corporation

Very truly yours,

SONIC SOLUTIONS

BY:	/s/ Paul Norris

NAME:	Paul Norris

TITLE:	EVP, CFO & GC

Acknowledged and Agreed:

ROVI CORPORATION

BY:	/s/ Alfred J. Amoroso
Alfred J. Amoroso
President & Chief Executive Officer